EXHIBIT 10.151

Original Sheet No. 58

SA 1756 METC-CONSUMERS GIA VERSION 32.0.0
EFFECTIVE 10/01/2015
NINTH REVISED SERVICE AGREEMENT NO. 1756
PUBLIC VERSION

Project G479B
AMENDED AND RESTATED
GENERATOR INTERCONNECTION AGREEMENT

entered into by and between

Michigan Electric Transmission Company, LLC

and

Consumers Energy Company

and

Midcontinent Independent System Operator, Inc.

Amended and Restated

GENERATOR INTERCONNECTION AGREEMENT

by and among

Michigan Electric Transmission Company, LLC

and

Consumers Energy Company

and the

Midcontinent Independent System Operator, Inc.
Amended and Restated
GENERATOR INTERCONNECTION AGREEMENT

THIS Amended AND RESTATED GENERATOR INTERCONNECTION AGREEMENT(the "Agreement") is made and entered into as of September 30, 2015, by and among Michigan Electric Transmission Company, LLC, a limited liability company with offices at 27175 Energy Way Novi, Michigan (herein referred to as “METC” or "Transmission Owner”), Consumers Energy Company, a Michigan corporation with offices at One Energy Plaza, Jackson, Michigan (herein referred to as “Consumers” or “Interconnection Customer”), and the Midcontinent Independent System Operator, Inc., formerly known as Midwest Independent Transmission System Operator, Inc., a non-profit, non-stock corporation organized and existing under the laws of the State of Delaware (herein referred to as “MISO” or “Transmission Provider”). Transmission Provider, Consumers and Transmission Owner each may be referred to individually as a "Party," or collectively as the "Parties." This Agreement amends, restates and replaces the May 2, 2014 Amendment and Restatement of the Generator Interconnection Agreement between the Transmission Owner, Transmission Provider and Consumers, effective on the Effective Date provided for below in Section 2.1.

WITNESSETH:

WHEREAS, Consumers owns and operates several electric generating assets (herein referred to as a Unit when discussing one of them, or as Generation Resources when referring to all of them) as described in Article 1. The Unit names and generating capability ratings of the Generation Resources are set forth in Exhibit A to this Agreement. Each Unit in the list is currently in commercial operation; and

WHEREAS, Transmission Provider has functional control of the operation of the Transmission System, as defined in Article 1 of this Agreement, and is responsible for providing transmission and interconnection service on the transmission facilities under its functional control; and

WHEREAS, Transmission Owner owns or operates the Transmission System, whose operations are subject to the functional control of the Transmission Provider, to which the Consumers’ Units are interconnected, as set forth in this Agreement; and

WHEREAS, it is necessary for Consumers’ Units to remain interconnected with the Transmission System (as defined in Article 1), in order for said Units to continue to operate; and

WHEREAS, the revised and restated Agreement is not intended to affect METC’s and Consumer’s obligations to each other with regard to the following agreements:

WHEREAS, Consumers and Transmission Owner have entered into an Operating Agreement, dated as of April 1, 2001, as amended and restated, (herein referred to as the “Operating Agreement”) that defines the operating responsibilities of the Transmission Owner with respect to the Transmission System and the obligations, rights and responsibilities of Consumers to provide ancillary services and to operate its Generation Resources in a manner that will not unduly interfere with the provision of Transmission Services by the Transmission Owner; and

WHEREAS, Consumers, Transmission Owner and Transmission Provider have entered into a Purchase and Sale Agreement for Ancillary Services, dated as of April 1, 2001, as amended and restated, that sets forth the terms and conditions under which Consumers shall use its Generation Resources to provide ancillary services to the Transmission Owner and Transmission Provider; and

WHEREAS, the Parties are willing to maintain the interconnection of Consumers’ Generation Resources with the Transmission System under the terms and conditions contained herein.

NOW, THEREFORE, in consideration of and subject to the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Whenever used in this Agreement, appendices, and attachments hereto, the following terms shall have the following meanings:

“Black Start Capability” shall mean a generating Unit that is capable of starting without an outside electrical supply. Said Units are specified in Exhibit A.

“Black Start Plan” shall mean a plan utilizing Black Start Capability designed and implemented by the Transmission Provider or Transmission Owner in conjunction with its interconnected generation and distribution customers, Distribution System Control, other electric systems, its Security Coordinator and ECAR, to energize portions of the Transmission System which are de-energized as a result of a widespread system disturbance.

“Black Start Service” shall mean the provision of service needed to energize a defined portion of the Transmission Owner’s Transmission System, including the start up of the Generation Resources and/or other generators, in accordance with the Transmission Provider’s or Transmission Owner’s Black Start Plan when local power from the Transmission System is unavailable or insufficient.

"Commission" shall mean the Federal Energy Regulatory Commission, or any successor agency.

“Connection Point” shall be the point where Consumers’ Interconnection Assets connect to Transmission Owner’s Interconnection Assets, as described in Exhibit B of this Agreement.

“Consumers’ Incremental Cost” shall mean Consumers’ actual hourly replacement cost of energy on Consumers’ Generation Resources, whether that energy is (a) produced by generation owned by or under contract to Consumers or (b) purchased from a third party.

“Consumers’ Interconnection Assets” shall mean the assets identified as belonging to Consumers in Exhibit B of this Agreement and all other assets that are necessary or desirable to interconnect a Unit to the Transmission System reliably and safely, including all connection, switching, transmission, distribution, safety, and communication assets, protective assets, Telemetry and Monitoring Assets that Consumers owns or operates and maintains.

"Consumers’ System" shall mean the assets owned, controlled and operated by Consumers that are used to provide service to its customers.

“ECAR” stands for the East Central Area Reliability council or a successor group.

"Emergency" shall mean any system condition that requires automatic or immediate manual action to prevent or limit the loss of transmission assets or generation supply that could adversely affect the reliability of Transmission System or Consumers’ System or the systems to which either Party is directly or indirectly connected.

“Generation Resources” shall mean the assets used for the production of electric energy, which are owned and operated by Consumers and directly or indirectly connected to the Transmission System pursuant to this Agreement.

"Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” shall mean any federal, state, local or municipal governmental body; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

"Hazardous Substances" shall mean any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law, or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law. For purposes of this Agreement, the term "Environmental Law" shall mean federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety.

“IEEE” is an acronym, which stands for the Institute of Electrical and Electronic Engineers.

“Interconnection Assets” shall mean, collectively, Transmission Owner’s Interconnection Assets and Consumers’ Interconnection Assets, or the specific Interconnection Assets of either the Transmission Owner or Consumers, as the case may be.

“Jointly Owned Assets” shall mean those assets in which Consumers and Transmission Owner have undivided ownership interests. Due to the nature of substation designs, many of the supporting substation assets (e.g., station batteries, fencing, control houses, ground grid, yard stone, steel structures and some protective relay assets) cannot be separated by ownership and the Parties share in the ownership of such assets. The respective ownership of such assets by substation is shown in Exhibit B hereto.

“Metering Assets” shall mean the assets required to provide acceptably accurate metering of the interconnection power and energy output from the Unit and the standby power and energy usage of the Unit. Said Metering Assets typically includes but is not limited to, metering accuracy potential and current transformers, transducers, primary connections, secondary connections, secondary potential and current circuits and conduit, telephone lines and access to said Metering Assets, if necessary. The transducers used shall be capable of providing Megawatthour and Megavarhour data.

“MISO” shall mean the Midcontinent Independent System Operator, Inc., or its successor.

“MISO Tariff” shall mean the Open Access Transmission, Energy and Operating Reserve Markets Tariff on file with the Commission as it may be amended or superseded from time to time.

“Monitoring Assets” shall mean the assets required to determine (a) the sequence of events for the operation of protective assets during an electrical fault, (b) the location and characteristics of an electrical fault and (c) the quality of power provided at the Point of Receipt.

"NERC" is an acronym that stands for the North American Electric Reliability Council, including any successor thereto or any regional reliability council thereof. This reliability council oversees the development and publication of operating policies, engineering planning principles and guides and support information to provide guidance to the regional reliability councils and to promote electric system reliability.

“Point of Receipt” shall be the point at which capacity and energy is provided by Consumers, as described in Exhibit B of this Agreement.

“Reactive Design Limitations” shall mean the reactive power capability designed into the Unit, which were consistent with reactive power capability specifications in place when the Unit was constructed.

"Secondary Systems" shall mean control or power circuits that operate below 600 volts, AC or DC, including, but not limited to, any hardware, control or protective devices, cables, conductors, electric conduits and raceways, secondary assets panels, transducers, batteries, chargers, and voltage and current transformers.

"Switching and Tagging Rules" shall mean the written documents describing the switching and tagging procedures of Transmission Owner and Consumers, as they may be amended.

“System Operator” is a generic term used to describe the individuals responsible for the integrity or the operational control of the Transmission System and any successor thereto.

"System Protection Assets" shall mean the assets required to protect (a) the Transmission System, the systems of others connected to the Transmission System, and Transmission Owner’s customers from faults occurring at the Unit, and (b) the Unit from faults occurring on the Transmission System or on the systems of others to which the Transmission System is directly or indirectly connected.

“Telemetry Equipment” shall mean the assets, identified by Transmission Owner, that are required to provide the necessary, real-time telemetry of Unit operations and status, as required by Transmission

Owner, for remote monitoring and control purposes. This typically includes but is not limited to, remote terminal units, distributed terminal units, telemetry signal inputs, fiber optic communication connections, transducers, pulse multipliers, isolation amplifiers, analog inputs, digital inputs, metering pulsed accumulator inputs, power supply, dedicated telephone data line to remote terminal units, telephone modem, telephone switching, interface terminal strips for landing signal inputs/outputs. Telemetry Equipment may be located at Consumers’ Unit and or at Transmission Owner’s assets.

“Transmission Owner” shall mean Michigan Electric Transmission Company, LLC or its successor.

“Transmission Owner’s Interconnection Assets” shall mean the assets identified as belonging to Transmission Owner in Exhibit B of this Agreement and all other assets that are necessary or desirable to interconnect the Generation Resources to the Transmission System reliably and safely, including all connection, switching, transmission, distribution, safety, and communication assets, protective assets, Metering, Telemetry and Monitoring Assets and all improvements, additions or extensions to the Transmission System owned or operated and maintained by the Transmission Owner and that are attributable to or necessitated by the Generation Resources.

“Transmission Provider” shall mean MISO.

"Transmission System" shall mean the facilities owned by the Transmission Owner and controlled or operated by the Transmission Provider or Transmission Owner that are used to provide transmission service under the MISO Tariff.

“Transmission Service” shall include both Point-To-Point Transmission Service and Network Integration Transmission Service provided under the MISO Tariff.

"Unit" shall mean each of Consumers’ electric generating assets, or group of generating assets having common Interconnection Assets, covered by this Agreement and identified generally in the first "Whereas" clause and Exhibit A of this Agreement and more specifically identified in the "as built" drawings provided to Transmission Owner in accordance with Section 4.3 of this Agreement, together with the other property, assets, and assets owned and/or controlled by Consumers on the Consumers' side of the Connection Point.

ARTICLE 2
TERM OF AGREEMENT
2.1    Effective Date
This Agreement shall become effective on the date designated by the Commission in its order accepting this Agreement for filing (the “Effective Date”).

2.2    Term
This Agreement shall become effective as provided in Section 2.1 above and, unless terminated as provided below, shall continue in full force and effect until a mutually agreed termination date, but no later than the date on which all of the Generation Resources cease commercial operation.

2.3    Termination
In the event that Transmission Owner joins a Regional Transmission Organization (“RTO”) which requires use of its own FERC-approved interconnection and operating agreement, this Agreement shall terminate on the effective date of such new interconnection and operating agreement between Consumers and the RTO, except to the extent necessary to resolve billing and other outstanding matters related to service rendered under this Agreement as specified in Section 2.5.

2.4    Regulatory Filing
Transmission Provider shall file this Agreement with the Commission as a Service Agreement under the MISO Tariff, within the meaning of 18 C.F.R. Part 35. Consumers and Transmission Owner agree to cooperate with Transmission Provider with respect to such filing and to provide any information, including the rendering of testimony reasonably requested by Transmission Provider, needed to comply with applicable regulatory requirements.

2.5    Survival
The applicable provisions of this Agreement shall continue in effect after expiration, cancellation, or termination hereof to the extent necessary to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

ARTICLE 3
INTERCONNECTION SERVICE
3.1    Scope of Service

In the event future changes in either (a) design or operation of any Unit, (b) Consumers’ requirements or (c) Transmission Provider’s or Transmission Owner’s requirements resulting from the Unit’s parallel operation with the Transmission System later necessitate additional Interconnection Assets or modifications to the then existing Interconnection Assets herein, the Parties shall undertake such additions and modifications as may be necessary. Before undertaking such future additions or modifications, the Parties shall consult, develop plans and coordinate schedules of activities, including the making of necessary amendments to this Agreement (including its Appendices) and/or entering into new agreements, so as to insure continuous and reliable operation of the Interconnection Assets. The cost of such additions or modifications to the Interconnection Assets shall be borne by Consumers unless otherwise agreed upon at the time. The ownership, operation and maintenance responsibilities for any such future additions or modifications shall be made consistent with the responsibilities allocated in this Agreement.

3.1.1    Except as otherwise provided under Sections 5.8 and 5.9 of this Agreement, neither Transmission Provider nor Transmission Owner shall have an obligation under this Agreement to pay Consumers any wheeling or other charges for electric power and/or energy transferred through Consumers’ assets or for power or ancillary services provided by Consumers under this Agreement for the benefit of the Transmission System.

3.1.2    Except as otherwise provided under this Agreement, neither Transmission Provider nor Transmission Owner shall have an obligation under this Agreement to make arrangements or pay under applicable tariffs for transmission and ancillary services associated with the delivery of electricity and ancillary electrical products produced by the Unit.

3.1.3    Except as otherwise provided under this Agreement, neither Transmission Provider nor Transmission Owner shall have an obligation under this Agreement to procure electricity and ancillary electrical products to satisfy Consumers’ station power needs or other related requirements.

3.1.4    Except as otherwise provided under this Agreement, neither Transmission Provider nor Transmission Owner shall have an obligation under this Agreement to make arrangements under applicable tariffs for transmission, losses, and ancillary services associated with the use of the Transmission System for the delivery of electricity and ancillary electrical products to the Unit.

3.1.5    Transmission Provider makes no representations to Consumers regarding the availability of Transmission Service on the Transmission System, and Consumers agrees that the availability of Transmission Service on the Transmission System may not be inferred or implied from Transmission Provider’s or Transmission Owner’s execution of this Agreement. Consumers will obtain Transmission Service on the Transmission System under a separate agreement between the Parties and in accordance with the provisions of the MISO Tariff.

3.2    Third-Party Actions

Consumers acknowledges and agrees that, from time to time during the term of this Agreement, other persons may develop, construct and operate, or acquire and operate generating assets in the Transmission Provider’s service territory, and construction or acquisition and operation of any such assets, and reservations by any such persons of Transmission Service under the MISO Tariff may adversely affect the Unit and the availability of Transmission Service for the Unit’s electric output. Consumers acknowledges and agrees that Transmission Provider has no obligation under this Agreement to disclose to Consumers any information with respect to third-party developments or circumstances, including the identity or existence of any such person or other assets, beyond what Transmission Provider customarily provides to other similarly situated generators, except as may be required under Article 4 of this Agreement and elsewhere in this Agreement. Consumers and Transmission Provider make no guarantees to the other under this Agreement with respect to Transmission Service that is available under the MISO Tariff.

ARTICLE 4
INTERCONNECTION ASSETS

4.1    Reservation of Rights to Interconnection Assets
Except as provided in Section 5.2 hereof, each Party reserves to itself the ownership, operation and maintenance of its Interconnection Assets and all improvements, additions or extensions to its Interconnection Assets under this Agreement which are attributable to or necessitated by the interconnection of the Unit.

4.2    Modifications
Either Party may undertake modifications to its assets. In the event a Party plans to undertake a modification that may be expected to impact the other Party's assets, that Party shall provide the other Party with sufficient information regarding such modification, including, without limitation, the notice required in accordance with Article 11 of this Agreement so that the other Party can evaluate the potential impact of such modification prior to commencement of the work. The Party desiring to perform such work shall provide the relevant drawings, plans, and specifications to the other Party at least ninety (90) days in advance of commencement of the work or such shorter period upon which the Parties may agree, which agreement will not unreasonably be withheld or delayed.

4.3    As-Built Drawings
Upon execution of this Agreement, Consumers shall provide to Transmission Provider and Transmission Owner current interconnection drawings and system diagrams for each of its Units, unless the Parties agree that such drawings are not necessary. Subject to the requirements of Article 17 of this Agreement, not later than ninety (90) days after completion of any addition to or modification of the assets of any of said Units that may reasonably be expected to affect the Transmission System, Consumers shall issue revised "as built" drawings to Transmission Provider and Transmission Owner.

ARTICLE 5
OPERATIONS
5.1    General
The Parties agree that they shall comply with the Operating Agreement, then-existing (or amended) applicable manuals, standards, and guidelines of Transmission Provider, NERC, ECAR, or any successor agency assuming or charged with similar responsibilities related to the operation and reliability of the North American electric interconnected transmission grid. To the extent that this Agreement does not specifically address or provide the mechanisms necessary to comply with such Operating Agreement, Transmission Provider, NERC or ECAR manuals, standards, or guidelines, the Parties hereby agree that each Party shall provide to the other Parties all such information as may reasonably be required to comply with such Operating Agreement, manuals, standards, or guidelines and shall operate, or cause to be operated, their respective assets in accordance with such Operating Agreement, manuals, standards, or guidelines.

5.2    Transmission Provider and Transmission Owner Obligations
Transmission Provider and Transmission Owner shall operate and control the Transmission System and other Transmission Owner assets in a safe and reliable manner (a) in accordance with Transmission Provider’s and Transmission Owner’s applicable operational and/or reliability criteria, protocols, and directives (which include those of NERC and ECAR), (b) the Operating Agreement and (c) in accordance with the provisions of this Agreement. From time to time, Consumers will control and operate four (4) 345 kV synchronizing circuit breakers (Nos. 28H9, 28R8, 32F7 and 32H9 in the Hampton Substation) to connect or disconnect the Karn 3 or Karn 4 Units, as the case may be, from the Transmission System. The Parties may agree from time to time that Consumers, under the direction of the Transmission Provider or Transmission Owner, will operate certain other Interconnection Assets of the Transmission Owner.

5.3    Consumers Obligations
Consumers shall operate and control its Generation Resources in a safe and reliable manner in accordance with (a) Consumers’ applicable operational and/or reliability criteria, protocols, and directives (which shall include those of NERC and ECAR), (b) the Operating Agreement and (c) the provisions of this Agreement.

5.4    Jointly Owned Assets
Operation of Jointly Owned Assets at the electric substations where Interconnection Facilities are located will be under the direction and control of the Party with more than fifty percent (50%) of the major equipment at each such location, unless otherwise agreed by the Parties hereto. Said Party shall operate the Jointly Owned Assets in a manner consistent with Good Utility Practice and the provisions of Sections 5.2 and 5.3 above, as appropriate. Each Party’s respective share of responsibility for the costs of operation of Jointly Owned Assets shall be the same percentage as the percentage of major equipment owned by such Party in that substation, as set forth in Exhibit B and its subsequent addendum’s. The respective ownership of substation facilities is shown in the Wiring Diagrams for each of the electrical substations at which Consumers’ Generation Resources are connected to the Transmission System (see Exhibit B), reflecting ownership changes through July 24, 2008. The Wiring Diagrams (WDs) will be updated continuously in each Party’s Drawing Management System (DMS) which is shared between the Parties. For current ownership (reflecting ownership changes since July 24, 2008), see the WDs in the

DMS. For purposes of this Agreement, major equipment is defined as (a) main power transformers, (b) 23 kV, 46 kV, 138 kV and 345 kV circuit breakers, (c) power system regulators and reclosers and (d) 46 kV and 138 kV capacitor banks (any three-phase installation of such equipment shall count as one unit of equipment). Exhibit B shall be updated with an addendum at least annually by the Transmission Owner, and approved in writing by all Parties at least annually, to show all changes in equipment and the effects of such changes on the determination of Jointly Owned Asset percentages. For purposes of this Section 5.4, such submission and approval of changes shall be in writing consistent with Section 21.1. In the case where each Party hereto owns exactly fifty percent (50%) of the major equipment at any specific location, the Transmission Owner shall assume the responsibility for direction and control of the operation activities as such location. In those substations where each Party hereto owns assets, each Party shall be responsible for its appropriate share, as set forth in Exhibit B hereto, of station power energy usage and expense.

5.5    Access Rights
The Parties shall provide each other such access rights as may be necessary for either Party's performance of its respective operational obligations under this Agreement; provided that, notwithstanding anything stated herein, a Party performing operational work within the boundaries of the other Party's assets must abide by the rules applicable to that site.

5.6    Switching and Tagging Rules
The Parties shall abide by their respective Switching and Tagging Rules for obtaining clearances for work or for switching operations on assets. The Parties will adopt mutually agreeable Switching and Tagging Rules prior to the effective date of this Agreement.

5.7    Black Start Participation
In accordance with Good Utility Practice, Consumers agrees to participate in Transmission Owner’s Black Start Plan, as well as any verification testing. Nothing in this Agreement obligates a particular Unit to provide Black Start Service.

5.8    Reactive Power
The supply and absorption of reactive power is dealt with in the Purchase and Sale Agreement for Ancillary Services among the Parties hereto.

5.9    System Security
During an Emergency on the Transmission System or on an adjacent transmission system, the System Operator has the authority to direct Consumers to increase or decrease real power production (measured in MW) and/or reactive power production (measured in MVAR), within the design and operational limitations of any of Consumers’ Generation Resources in service at the time, in order to maintain security on the Transmission System. In the event of such a declaration of an Emergency, determinations: (a) that the Transmission System security is in jeopardy, and/or (b) that there is a need to increase or decrease reactive power production, even if real power production is adversely affected, will be made solely by the System Operator or his designated representative. Each Unit operator will honor System Operator's orders and directives concerning said Unit’s real power and/or reactive power output within design and operational limitations of the Unit's equipment in service at the time, such that the security of the Transmission System is maintained. Transmission Provider and Transmission Owner shall restore the Transmission System conditions to normal to alleviate any such Emergency, in accordance with Good Utility Practice. Consumers will be compensated by Transmission Provider or Transmission Owner for increasing or decreasing the real power output of any of its Units as directed by the System Operator to support the Transmission System during an Emergency by the payment of (a) Consumers’ Incremental Cost associated with such increase or decrease in real power output or (b) at such other rate filed by a Party and approved by the Commission including any existing tariff or rate schedule which has been filed by the Transmission Provider, Transmission Owner or Consumers. Similarly, if the Transmission Provider or Transmission Owner requests any of Consumers’ Units to provide or absorb reactive power that would be outside of the Unit’s Reactive Design Limitations, requiring the Unit’s real power output to be reduced to obtain the desired reactive power, the Transmission Provider or Transmission Owner shall compensate Consumers at the real power rate discussed in the preceding sentence, to the extent that the Unit had to reduce real power output to operate within its Reactive Design Limitations, unless otherwise provided in another agreement or tariff on file with the Commission.

5.10    Consumers Voltage Regulation
Consumers shall have sufficient voltage regulation at each Unit to maintain an acceptable voltage level for the equipment at the Unit during periods of time that the Unit’s generation is off line.

5.11    Protection and System Quality
Consumers shall, at its expense, install, maintain, and operate System Protection Assets, including such protective and regulating devices as are identified by order, rule or regulation of any duly constituted regulatory authority having jurisdiction, or as are otherwise necessary to protect personnel and assets and to minimize deleterious effects to Transmission Provider’s or Transmission Owner’s electric service operation arising from the Unit. Transmission Owner shall install any such protective or regulating devices that may be required on Transmission Owner’s assets in connection with the operation of the Unit at Consumers’ expense.

5.11.1    Requirements for Protection. In compliance with applicable NERC, ECAR and Transmission Provider’s and Transmission Owner’s requirements, Consumers shall provide, own, and maintain relays, circuit breakers and all other devices necessary to promptly remove any fault contribution of the Unit to any short circuit occurring on the Transmission System not otherwise isolated by Transmission Owner’s assets. Such protective assets shall include, without limitation, a disconnecting device or switch with visible blade disconnect and load interrupting capability to be located between the Unit and the Transmission System at an accessible, protected, and satisfactory site selected upon mutual agreement of the Parties. The present integrated system provides for fault clearing at the generation substations. Unit protection may not be able to detect all short circuits, but the Parties agree that no other arrangements shall be required. Consumers shall be responsible for protection of the Unit and Consumers’ other associated assets from such conditions as negative sequence currents, over- or under-frequency, sudden load rejection, over- or under-voltage, and generator loss-of-field. Consumers shall be solely responsible for provisions to disconnect the Unit and Consumers’ other associated assets when any of the disturbances described above occur on the Transmission System.

5.11.2    System Power Quality. Consumers’ facilities and equipment shall not cause excessive voltage flicker nor introduce excessive distortion to the sinusoidal voltage or current waves. Power output from and input to the Unit shall be in accordance with the power quality standards contained in IEEE Standards 141 - Recommended Practice for Electrical Power Distribution for Industrial Plants (voltage flicker) and 519 - Recommended Practices and Requirements for Harmonic Control in Electric Power Systems (harmonics). Consumers’ facilities and equipment have been designed and constructed in accordance with then-existing standards so as not to cause excessive voltage excursions nor cause the voltage to drop below or rise above the range maintained by Transmission Provider or Transmission Owner in the absence of Consumers’ facilities and equipment at the time the Unit first went into service.

5.11.3    Inspection. Subject to the confidentiality provisions set forth in Article 17, Transmission Provider and Transmission Owner shall have the right, but shall have no obligation or responsibility to (a) observe Consumers’ tests and/or inspection of any of Consumers’ protective assets directly connected to the Transmission System or interfacing with Transmission Owner’s protective assets, (b) review the settings of any of Consumers’ protective assets; and (c) review Consumers’ maintenance records relative to Consumers’ protective assets. Transmission Provider and Transmission Owner may exercise the foregoing rights from time to time as deemed necessary by Transmission Provider or Transmission Owner upon reasonable notice to Consumers. However, the exercise or non-exercise by Transmission Provider or Transmission Owner of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Unit or Consumers’ protective assets or the operation thereof, nor as a warranty as to the fitness, safety, desirability, or reliability of same.

5.12    Outages, Interruptions, and Disconnection

5.12.1    Outage Authority and Coordination. In accordance with Good Utility Practice, each Party may, in close cooperation with the other and upon providing notice per Section 20.2, remove from service its assets that may impact the other Party's assets as necessary to perform maintenance or testing or to install or replace assets. Absent the existence or imminence of an Emergency, the Party scheduling a removal of a facility from service will schedule such removal on a date mutually acceptable to both Parties. Further, the Transmission Provider and Transmission Owner shall use their best efforts to coordinate the scheduling of maintenance on Transmission Owner’s Interconnection Assets to coincide with Consumers scheduled maintenance on its Units that may be impacted by maintenance on Transmission Owner’s Interconnection Assets.

5.12.2    Outage Restoration.

5.12.2.1    Unplanned Outage. In the event of an unplanned outage of a Party's facility that adversely affects the other Party's assets, the Party that owns or controls the facility out of service will use commercially reasonable efforts to promptly restore that facility to service.

5.12.2.2    Planned Outage. In the event of a planned outage of a Party's facility that adversely affects the other Party's assets, the Party that owns or controls the facility out of service will use commercially reasonable efforts to promptly restore that facility to service and in accordance with its schedule for the work that necessitated the planned outage.

5.12.3    Interruption. If at any time, in Transmission Provider’s or Transmission Owner’s reasonable judgment, the continued operation of the Unit would cause an Emergency, Transmission Provider or Transmission Owner may curtail, interrupt, or reduce energy delivered from the Unit to the Transmission System until the condition which would cause the Emergency is corrected. Transmission Provider or Transmission Owner shall give Consumers as much notice as is reasonably practicable of Transmission Provider’s or Transmission Owner’s intention to curtail, interrupt, or reduce energy delivery from the Unit in response to a condition that would cause an Emergency and, where practicable, allow suitable time for the Parties to remove or remedy such condition before any such curtailment, interruption, or reduction commences. In the event of any curtailment, interruption, or reduction, Transmission Provider or Transmission Owner shall promptly confer with Consumers regarding the conditions that gave rise to the curtailment, interruption, or reduction, and Transmission Provider or Transmission Owner shall give Consumers Transmission Provider’s or Transmission Owner’s recommendation, if any, concerning the timely correction of such conditions. Transmission Provider or Transmission Owner shall promptly cease the curtailment, interruption, or reduction of energy delivery when the condition that would cause the Emergency ceases to exist.

5.12.4    Disconnection.

5.12.4.1    Disconnection after Agreement Terminates. Upon termination of the Agreement, Transmission Provider or Transmission Owner may disconnect Consumers’ Generation Resources from the Transmission System in accordance with a plan for disconnection upon which the Parties agree.

5.12.4.2    Disconnection in Event of Emergency. Subject to the provisions of Subsection 5.12.4.3 of this Agreement, Transmission Provider, Transmission Owner or Consumers shall have the right to disconnect the Unit without notice if, in Transmission Provider’s, Transmission Owner’s or Consumers’ sole opinion, an Emergency exists and immediate disconnection is necessary to protect persons or property from damage or interference caused by Consumers’ interconnection or lack of proper or properly operating protective devices. For purposes of this Subsection 5.12.4.2, protective devices may be deemed by Transmission Provider or Transmission Owner to be not properly operating if Transmission Provider’s or Transmission Owner’s review under Article 6 of this Agreement has disclosed irregular or otherwise insufficient maintenance on such devices or that maintenance records do not exist or are otherwise insufficient to demonstrate that adequate maintenance has been and is being performed.

5.12.4.3    Disconnection after Under-frequency Load Shed Event. NERC Planning Criteria require the interconnected transmission system frequency be maintained between 59.95 Hz and 60.05 Hz. In case of an under-frequency system disturbance, the Transmission System is designed to automatically activate a five-tier load shed program. The five load sheds occur at 59.5, 59.3, 59.1, 58.9 and 58.7 Hz, respectively. For those Units that are determined by Transmission Provider to be large enough to impact the Transmission Provider’s system security, each such Unit shall be capable of under-frequency operation as specified in Appendix 1 “Isolation of Generating Units” contained in ECAR Document No. 3 - Emergency Operations, or a higher under-frequency set point if already in place upon execution of this Agreement. Upon notice from Consumers and if the Transmission Provider or Transmission Owner agrees, Consumers may implement a higher under-frequency relay set point if necessary to protect its assets for a particular Unit or Units.

5.12.5    Continuity of Service. Notwithstanding any other provision of this Agreement, Transmission Provider shall not be obligated to accept, and Transmission Provider may require Consumers to curtail, interrupt or reduce deliveries of energy if such delivery of energy impairs Transmission Provider’s or Transmission Owner’s ability to construct, install, repair, replace or remove any of its equipment or any part to its system or if Transmission Provider or Transmission Owner determines that curtailment, interruption or reduction is necessary because of Emergencies, forced outages, operating conditions on its system, or any reason otherwise permitted by applicable rules or regulations promulgated by a regulatory agency having jurisdiction over such matters. The Parties shall coordinate, and if necessary negotiate in good faith, the timing of such curtailments, interruptions, reductions or deliveries with respect to maintenance, investigation or inspection of Transmission Owner’s assets or system. Consumers reserves all rights under the Federal Power Act and applicable other federal and state laws and regulations to commence a complaint proceeding or other action with the Commission or other Governmental Authority with appropriate jurisdiction over the Parties to enforce the provisions of this Subsection 5.12.5.

5.12.6    Curtailment Notice. Except in case of Emergency, in order not to interfere unreasonably with the other Party's operations, the curtailing, interrupting or reducing Party shall give the other Party reasonable prior notice of any curtailment, interruption or reduction, the reason for its occurrence, and its probable duration.

5.13    Operating Expenses

Consumers shall reimburse Transmission Owner for all direct and indirect costs and expenses (including but not limited to telephone circuit charges, property taxes, insurance and assets testing) incurred by Transmission Owner in operating Transmission Owner’s Interconnection Assets, to the extent that Transmission Owner is not otherwise recovering such costs and expenses under an existing tariff or rate schedule which has been filed by Transmission Provider or Transmission Owner and accepted by FERC. Such costs and expenses shall be determined by Transmission Owner in accordance with the standard practices and policies followed by Transmission Provider or Transmission Owner for the performance of work for others in effect at the time such operation work is performed. Payment by Consumers shall be made in accordance with the provisions of Article 12 hereof.

ARTICLE 6
MAINTENANCE

6.1    Transmission Owner’s Obligations
Transmission Owner shall maintain its assets, to the extent they might reasonably be expected to have an impact on the operation of the Unit (a) in a safe and reliable manner in accordance with applicable operational and/or reliability criteria, protocols, and directives (which include those of NERC and ECAR), (b) in accordance with the provisions of the Operating Agreement and (c) in accordance with the provisions of this Agreement.

6.2    Consumers’ Obligations
Consumers shall maintain its assets, to the extent they might reasonably be expected to have an impact on the operation of the Transmission System (a) in a safe and reliable manner in accordance with applicable operational and/or reliability criteria, protocols, and directives (which include those of NERC and ECAR), (b) in accordance with the provisions of the Operating Agreement and (c) in accordance with the provisions of this Agreement.

6.3    Jointly Owned Assets
Maintenance of Jointly Owned Assets at the electric substations where Interconnection Facilities are located will be under the direction and control of the Party with more than fifty percent (50%) of the major equipment at each such location, unless otherwise agreed by the Parties hereto. Said Party shall maintain the Jointly Owned Assets in a manner consistent with Good Utility Practice and the provisions of Sections 6.1 and 6.2 above, as appropriate. Each Party’s respective share of responsibility for the costs of maintenance of Jointly Owned Assets shall be the same percentage as the percentage of major equipment owned by such Party in that substation, as set forth in Exhibit B and its subsequent addendum. For purposes of this Agreement, major equipment is defined as set forth in Section 5.4 hereto. Exhibit B shall be updated with an addendum at least annually by the Transmission Owner, and approved in writing by Consumers, to show all changes in equipment and the effects of such changes on the determination of Jointly Owned Asset percentages. In the case where each Party hereto owns exactly fifty percent (50%) of the major equipment at any specific location, the Transmission Owner shall assume the responsibility for direction and control of the maintenance activities at such location.

6.4    Access Rights
The Parties shall provide each other such access rights as may be necessary for either Party's performance of their respective maintenance and/or construction obligations under this Agreement; provided that, notwithstanding anything stated herein, a Party performing maintenance and/or construction work within the boundaries of the other Party's assets must abide by the rules applicable to that site.

6.5    Maintenance Expenses
Consumers shall reimburse Transmission Owner for all direct and indirect costs and expenses (including but not limited to inspection, repair and replacement) incurred by Transmission Owner in maintaining Transmission Owner’s Interconnection Assets, to the extent that Transmission Owner is not otherwise recovering such costs and expenses under an existing tariff or rate schedule which has been filed by Transmission Provider or Transmission Owner and accepted by FERC. Such costs and expenses shall be determined by Transmission Owner in accordance with the standard practices and policies followed by Transmission Provider or Transmission Owner for the performance of work for others in effect at the time such operation work is performed. Payment by Consumers shall be made in accordance with the provisions of Article 12 of this Agreement.

6.6    Coordination
The Parties agree to confer regularly to coordinate the planning and scheduling of preventative and corrective maintenance. Each Party shall conduct preventive and corrective maintenance activities as planned and scheduled in accordance with this Section 6.5 and the Operating Agreement.

6.7    Inspections and Testing
Each Party shall perform routine inspection and testing of its assets in accordance with Good Utility Practice as may be necessary to ensure the continued interconnection of each Unit with the Transmission System in a safe and reliable manner.

6.8    Right to Observe Testing
Each Party shall, at its own expense, have the right to observe the testing of any of the other Party's assets whose performance may reasonably be expected to affect the reliability of the observing Party's assets. Each Party shall notify the other Party in advance of its performance of tests of its assets, and the other Party may have a representative attend and be present during such testing.

6.9    Secondary Systems
Each Party agrees to cooperate with the other in the inspection, maintenance, and testing of those Secondary Systems directly affecting the operation of a Party's assets which may reasonably be expected to impact the other Party. Each Party will provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers, or potential transformers.

6.10    Observation of Deficiencies
If a Party observes any deficiencies or defects on, or becomes aware of a lack of scheduled maintenance and testing with respect to, the other Party's assets that might reasonably be expected to adversely affect the observing Party's assets, the observing Party shall either (a) provide notice to the other Party that is prompt under the circumstance or (b) deem such observation an Emergency to life or property and immediately disconnect the Unit pursuant to Subsection 5.12.4.2 of this Agreement, and the other Party shall make any corrections required in accordance with Good Utility Practice.
ARTICLE 7
EMERGENCIES

7.1    Obligations

Each Party agrees to comply with NERC and ECAR Emergency procedures and Transmission Provider, Transmission Owner and Consumers Emergency procedures, as applicable, with respect to Emergencies.

7.2    Notice

Transmission Provider or Transmission Owner shall provide Consumers with oral notification that is prompt under the circumstances of an Emergency that may reasonably be expected to affect Consumers’ operation of any or all of its Generation Resources, to the extent Transmission Provider or Transmission Owner is aware of the Emergency. Consumers shall provide Transmission Provider and Transmission Owner with oral notification that is prompt under the circumstances of an Emergency that may reasonably be expected to affect the Transmission System, to the extent Consumers is aware of the Emergency. In lieu of oral notification described in the preceding two sentences, the Parties may agree in advance to use other electronic notification means. To the extent the Party becoming aware of an Emergency is aware of the facts of the Emergency, such notification shall describe the Emergency, the extent of the damage or deficiency, its anticipated duration, and the corrective action taken and/or to be taken. Any such notification given pursuant to this Section 7.2 shall be followed as soon as practicable with written notice.

7.3    Immediate Action

In case of an Emergency, the Party becoming aware of the Emergency may, in accordance with Good Utility Practice, take such action as is reasonable and necessary to prevent, avoid, or mitigate injury, danger, and loss, including disconnection pursuant to Subsection 5.12.4.2 of this Agreement.

7.4    Transmission Provider’s and Transmission Owner’s Authority

Transmission Provider or Transmission Owner may, consistent with Good Utility Practice, take whatever actions with regard to the Transmission System as it may deem necessary during an Emergency in order to (a) preserve public health and safety, (b) preserve the reliability of the Transmission System, (c) limit or prevent damage and (d) expedite restoration of service. Transmission Provider or Transmission Owner shall use reasonable efforts to minimize the effect of such actions on the Unit.

7.5    Consumers’ Authority

Consumers may, consistent with Good Utility Practice, take whatever actions with regard to the Unit as it may deem necessary during an Emergency in order to (a) preserve public health and safety, (b) preserve the reliability of the Unit, (c) limit or prevent damage and (d) expedite restoration of service. Consumers shall use reasonable efforts to minimize the effect of such actions on the Transmission System.

7.6    Audit Rights

Each Party shall keep and maintain records of actions taken during an Emergency that may reasonably be expected to impact the other Party's assets and make such records available for third-party independent audit upon the request and expense of the party affected by such action. Any such request for an audit will be no later than twelve (12) months following the action taken.

ARTICLE 8
SAFETY
8.1    General

The Parties agree that all work performed by a Party that may reasonably be expected to affect another Party shall be performed in accordance with Good Utility Practice and all applicable laws, regulations, and other requirements pertaining to the safety of persons or property. A Party performing work within the boundaries of another Party’s assets must abide by the safety rules applicable to the site.

8.2    Environmental Releases

Each Party shall notify the other Parties, first orally and then in writing, of the release of any Hazardous Substances or any type of remedial activities, such as asbestos or lead abatement, which may reasonably be expected to affect another Party, as soon as possible but not later than twenty-four (24) hours after the Party becomes aware of the occurrence, and shall promptly furnish to the other Parties copies of any reports filed with any governmental agencies addressing such events.

ARTICLE 9
METERING

9.1    General

Transmission Owner shall provide, install, own and maintain Metering Assets necessary to meet its obligations under this Agreement. Notwithstanding the foregoing sentence, Consumers, if mutually agreed by the Parties, may provide and install some, or all, of said Metering Assets, as per Transmission Owner’s specifications. The Parties agree that, as to all Connection Points in existence as of the effective date of this Agreement, no new Metering Assets or arrangements shall be required. If necessary, Metering Assets shall be either located or adjusted, at Transmission Provider’s or Transmission Owner’s option, in such manner to account for (a) any transformation or interconnection losses between the location of the meter and the Point of Receipt and (b) any station auxiliary power load of the generating unit. Metering quantities, in analog and/or digital form, shall be provided to Consumers upon request. The Parties also agree that Consumers shall continue to maintain records of the Megawatthour and Megavarhour values collected from existing meters on the generating units and provide the information recorded to Transmission Provider or Transmission Owner upon request.

9.2    Costs of Administering Metering Assets

All costs associated with the administration of Metering Assets and the provision of metering data to Consumers shall be born by Consumers. The costs of administration and of providing metering data shall be separately itemized on Transmission Owner’s invoices to Consumers pursuant to Article 12 of this Agreement. All costs associated with changes to Metering Assets requested by Consumers, shall be borne by Consumers and shall be invoiced pursuant to Article 12 of this Agreement.

9.3    Testing of Metering Assets

Transmission Owner shall, at Consumers’ expense, inspect and test all Metering Assets not less than once every year, unless an extension of the testing cycle is agreed upon by the Parties. If requested to do so by Consumers and at Consumers’ expense, Transmission Owner shall inspect or test Metering Assets more frequently. Transmission Owner shall give reasonable notice of the time when any inspection or test shall take place and Consumers may have representatives present at the test or inspection. If Metering Assets is found to be inaccurate or defective, it shall be adjusted, repaired or replaced at Consumers’ expense, in order to provide accurate metering. If Metering Assets fails to register, or if the measurement made by Metering Assets during a test varies by more than two percent (2%) from the measurement made by the standard Metering Assets used in the test, adjustment shall be made correcting all measurements made by the inaccurate Metering Assets for (a) the actual period during which inaccurate measurements were made, if the period can be determined, or (b) a period equal to one-half of the elapsed time since the last test of the Metering Assets.

9.4    Metering Data

9.4.1    When the Metering Assets location is not at the Point of Receipt, Metering Assets readings shall be adjusted to account for appropriate transformer and line losses, and when applicable, the station auxiliary power load of the Unit.

9.4.2    At Consumers’ expense, all metered data shall be telemetered to one or more locations designated by Transmission Provider and one or more locations designated by Consumers.

9.5    Communications

9.5.1    At Consumers’ expense, Consumers shall maintain satisfactory operating communications with System Operator or representative, as designated by Transmission Provider or Transmission Owner. Consumers has provided standard voice and facsimile communications in the control room of each of its Units through use of the public telephone system. Consumers has also provided a 4-wire, full duplex data circuit (or circuits) operating at a minimum of 9600 baud, or at other baud rates as reasonably specified by Transmission Provider or Transmission Owner. The data circuit(s) extend from each Consumers’ Unit to a location, or locations, specified by Transmission Provider or Transmission Owner. Any required maintenance of such communications assets shall be performed at Consumers’ expense, and may be performed by Consumers or by Transmission Owner. Operational communications shall be activated and maintained under, but not be limited to, the following events: system paralleling or separation, scheduled and unscheduled shutdowns, equipment clearances, and hourly and daily load data exchanges. To the extent required by applicable rules and regulations, Consumers shall (a) request permission from the System Operator prior to opening or closing circuit breakers that affect the Transmission System, (b) carry out switching orders from the System Operator in a timely manner and (c) keep the System Operator advised of the Unit’s operational capabilities as required for reliable operation of the Transmission System.

9.5.2    For all Units 1 MW or larger, a Remote Terminal Unit ("RTU"), or equivalent data collection and transfer equipment acceptable to Consumers and Transmission Owner, has been installed to gather accumulated and instantaneous data to be telemetered to a location, or locations, designated by Transmission Owner through use of dedicated point-to-point data circuits as indicated in Subsection 9.5.1 of this Agreement. Instantaneous bi-directional analog real power and reactive power flow information, circuit breaker status information, instantaneous analog voltage information, metering information, and disturbance monitoring information, as determined by Transmission Provider or Transmission Owner, must be telemetered directly to the location, or locations, specified by Transmission Provider or Transmission Owner.

ARTICLE 10
FORCE MAJEURE

10.1    An event of Force Majeure means any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or assets, any curtailment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause beyond a Party's reasonable control. A Force Majeure event does not include an act of negligence or intentional wrongdoing.

10.2    If either Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Party shall be suspended except that Consumers’ obligation under Section 5.11 of this Agreement to provide protection while operating in parallel with the Transmission System shall not be suspended. The Party relying on Force Majeure shall give written notice of Force Majeure to the other Party as soon as practicable after such event occurs. Upon the conclusion of Force Majeure, the Party heretofore relying on Force Majeure shall, with all reasonable dispatch, take all necessary steps to resume the obligation previously suspended.

10.3    Any Party’s obligation to make payments already owing shall not be suspended by Force Majeure.

ARTICLE 11
INFORMATION REPORTING

Each Party shall, in accordance with Good Utility Practice, promptly provide to the other Parties all relevant information, documents, or data regarding the Party's assets which may reasonably be expected to pertain to the reliability of the other Parties’ assets and/or which has been reasonably requested by the other Parties.

ARTICLE 12
PAYMENTS AND BILLING PROCEDURES

12.1    Invoices

Any invoices for reimbursable services provided to another Party under this Agreement during the preceding month shall be prepared within a reasonable time after the first day of each month. Each invoice shall delineate the month in which services were provided, shall fully describe the services rendered and shall be itemized to reflect the services performed or provided. The invoice shall be paid so that the other Party will receive the funds by the 20th day following the date of such invoice, or the first business day thereafter if the payment date falls on other than a business day. All payments shall be made in immediately available funds payable to another Party, or by wire transfer to a bank named by the Party being paid, provided that payments expressly required by this Agreement to be mailed shall be mailed in accordance with Section 12.2.

12.2    Payments

Any payments to be made by Consumers under this Agreement shall be made to Transmission Owner at the following address:

Michigan Electric Transmission Company, LLC
P.O. Box 673971
Detroit, MI 48267-3971
Attn: Accounting Department

If paying by wire transfer, please see the wiring instructions on the invoice.

Any payments to be made by Transmission Owner under this Agreement shall be made to Consumers at the following address:

Consumers Energy Company
One Energy Plaza
Jackson, Michigan 49201
Attn: Treasurer

The Parties shall provide the names of appropriate contact personnel, as are set forth in this Agreement or otherwise, to each other after this Agreement is executed and shall keep said listing of names and addresses up to date.

12.3    Interest Charges

Interest on any unpaid amounts shall be calculated in accordance with the methodology specified for interest on refunds in the Commission’s regulations at 18 CFR. §35.19 (a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the invoice to the date of payment. When payments are made by mail, invoices shall be considered as having been paid on the date of receipt by Transmission Owner or Consumers, as the case may be.

12.4    Disputes

In the event of a billing dispute between Transmission Owner and Consumers, the Parties shall continue to provide services and pay all invoiced amounts not in dispute. While the dispute is being resolved, the Parties shall continue to provide services and pay all invoiced amounts not in dispute. Following resolution of the dispute, the prevailing Party shall be entitled to receive the disputed amount, as finally determined to be payable, along with interest accrued through the date on which payment is made at the interest rate pursuant to Section 13.3. Payment shall be due within ten (10) days of resolution.

ARTICLE 13
ASSIGNMENT

13.1    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto. This Agreement shall not be transferred or otherwise alienated by any Party without the other Parties' prior written consent, which consent shall not be unreasonably withheld, provided that any assignee shall expressly assume assignor's obligations hereunder and, unless expressly agreed to by the other Parties, no assignment shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform. Any attempted assignment, transfer or other alienation without such consent shall be void and not merely voidable.

13.2    Notwithstanding the above, the Transmission Provider or Transmission Owner shall be permitted to assign or otherwise transfer this Agreement, or its rights, duties and obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of Consumers, to any successor to or transferee of the direct or indirect ownership or operation of all or part of the transmission system to which the Generation Resources are connected. Upon the assumption by any such permitted assignee of the assigning Transmission Provider’s or Transmission Owner’s rights, duties and obligations hereunder, the assigning Transmission Provider or Transmission Owner shall be released and discharged therefrom to the extent provided in the assignment agreement.

13.3    Notwithstanding the above, Consumers may assign this Agreement to a bank pursuant to the terms of an Assignment and Security Agreement without the prior written consent of Transmission Provider or Transmission Owner provided that such assignment shall not be effective as to Transmission Provider or Transmission Owner until it receives a fully executed copy thereof.

ARTICLE 14
INDEMNITY AND INSURANCE

14.1    Indemnity

The Parties shall at all times assume all liability for, and shall indemnify and save the other Parties harmless from any and all damages, losses, claims, demands, suits, recoveries, costs, legal fees, expenses for injury to or death of any person or persons whomsoever, or for any loss, destruction of or damage to any property of third persons, firms, corporations or other entities that occurs on its own system and that arises out of or results from, either directly or indirectly, its own assets or assets controlled by it, unless caused by the sole negligence, or intentional wrongdoing, of another Party.

14.2    Insurance

14.2.1    The Parties agree to maintain, at their own cost and expense, the following insurance coverages for the life of this Agreement in the manner and amounts, at a minimum, as set forth below:

(a)	Workers’ Compensation Insurance in accordance with all applicable State, Federal, and Maritime Law.

(b)	Employer’s Liability insurance in the amount of $1,000,000 per accident.

(c)	Commercial General Liability or Excess Liability Insurance in the amount of $25,000,000 per occurrence.

(d)	Automobile Liability Insurance for all owned, non-owned, and hired vehicles in the amount of $5,000,000 each accident.

14.2.2    A Party may, at its option, [A] be an approved self-insurer for the insurances required in 1.(a) and (d); and [B] maintain such deductibles and/or retentions under the insurance required in 1.(b) and (c) as is maintained by other similarly situated companies engaged in a similar business. The Parties agree that all amounts of self-insurance, retentions and/or deductibles are the responsibility of, and shall be borne by, the Party whom makes such an election.

14.2.3    Within fifteen (15) days of the Effective Date and thereafter when requested, in writing, but not more than once every 12 months, during the term of this Agreement (including any extensions) each Party shall provide to the other Parties properly executed and current certificates of insurance or evidence of approved self-insurance status with respect to all insurance required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

(a)	Name of insurance company, policy number and expiration date.

(b)	The coverage maintained and the limits on each, including the amount of deductibles or retentions, which shall be for the account of the Party maintaining such policy.

(c)	The insurance company shall endeavor to provide thirty (30) days prior written notice of cancellation to the certificate holder.

ARTICLE 15
LIMITATION ON LIABILITY

NO PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTIES FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES SUCH AS, BUT NOT LIMITED TO, LOST PROFITS, REVENUE OR GOOD WILL, INTEREST, LOSS BY REASON OF SHUTDOWN OR NON-OPERATION OF EQUIPMENT OR MACHINERY, INCREASED EXPENSE OF OPERATION OF EQUIPMENT OR MACHINERY, COST OF PURCHASED OR REPLACEMENT POWER OR SERVICES OR CLAIMS BY CUSTOMERS, WHETHER SUCH LOSS IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

ARTICLE 16
BREACH, CURE AND DEFAULT

16.1    General

A breach of this Agreement ("Breach") shall occur upon the failure by a Party to perform or observe any material term or condition of this Agreement. Default of this Agreement ("Default") shall occur upon the failure of a Party in Breach of this Agreement to cure such Breach in accordance with the provisions of Section 16.4 of this Agreement.

16.2    Events of Breach

A Breach of this Agreement shall include:

16.2.1    The failure to pay any amount when due;

16.2.2    The failure to comply with any material term or condition of this Agreement, including but not limited to any material Breach of a representation, warranty or covenant made in this Agreement;

16.2.3    If a Party: (a) becomes insolvent; (b) files a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; (c) makes a general assignment for the benefit of its creditors or (d) consents to the appointment of a receiver, trustee or liquidator;

16.2.4    Assignment of this Agreement in a manner inconsistent with the terms of this Agreement;

16.2.5    Failure of a Party to provide such access rights, or a Party's attempt to revoke or terminate such access rights, as provided under this Agreement; or

16.2.6    Failure of a Party to provide information or data to the other Parties as required under this Agreement, provided the Party entitled to the information or data under this Agreement requires such information or data to satisfy its obligations under this Agreement.

16.3    Continued Operation

In the event of a Breach or Default by a Party, the Parties shall continue to operate and maintain, as applicable, such DC power systems, protection and Metering Assets, Telemetering Assets, SCADA equipment, transformers, Secondary Systems, communications assets, building assets, software, documentation, structural components, and other assets and appurtenances that are reasonably necessary for Transmission Provider or Transmission Owner to operate and maintain the Transmission System and for Consumers to operate and maintain the Unit, in a safe and reliable manner.

16.4    Cure and Default

Upon the occurrence of an event of Breach, the Party or Parties not in Breach (hereinafter the "Non-Breaching Party"), when it becomes aware of the Breach, shall give written notice of the Breach to the Breaching Party and to any other person the Parties to this Agreement identify in writing to the other Parties in advance. Such notice shall set forth, in reasonable detail, the nature of the Breach, and where known and applicable, the steps necessary to cure such Breach. Upon receiving written notice of the Breach hereunder, the Breaching Party shall have thirty (30) days to cure such Breach. If the Breach is such that it cannot be cured within thirty (30) days, the Breaching Party will commence in good faith all steps as are reasonable and appropriate to cure the Breach within such thirty (30) day time period and thereafter diligently pursue such action to completion. In the event the Breaching Party fails to cure the Breach, or to commence reasonable and appropriate steps to cure the Breach, within thirty (30) days of becoming aware of the Breach; the Breaching Party will be in Default of the Agreement.

16.5    Right to Compel Performance

Notwithstanding the foregoing, upon the occurrence of an event of Default, the non-Defaulting Party or Parties shall be entitled to: (a) commence an action to require the Defaulting Party to remedy such Default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof and (b) exercise such other rights and remedies as it may have in equity or at law.

ARTICLE 17
CONFIDENTIALITY

17.1    All information regarding a Party (the “Disclosing Party”) that is furnished directly or indirectly to another Party (the “Recipient”) pursuant to this Agreement and marked “Confidential” shall be deemed “Confidential Information”. Notwithstanding the foregoing, Confidential Information does not include information that (i) is rightfully received by Recipient from a third party having an obligation of confidence to the Disclosing Party, (ii) is or becomes in the public domain through no action on Recipient’s part in violation of this Agreement, (iii) is already known by Recipient as of the date hereof, or (iv) is developed by Recipient independent of any Confidential Information of the Disclosing Party. Information that is specific as to certain data shall not be deemed to be in the public domain merely because such information is embraced by more general disclosure in the public domain.

17.1.1    Recipient shall keep all Confidential Information strictly confidential and not disclose any Confidential Information to any third party for a period of two (2) years from the date the Confidential Information was received by Recipient, except as otherwise provided herein.

17.1.2    Recipient may disclose the Confidential Information to its affiliates and its affiliates’ respective directors, officers, employees, consultants, advisors, and agents who need to know the

Confidential Information for the purpose of assisting Recipient with respect to its obligations under this Agreement. Recipient shall inform all such parties, in advance, of the confidential nature of the Confidential Information. Recipient shall cause such parties to comply with the requirements of this Agreement and shall be responsible for the actions, uses, and disclosures of all such parties.

17.1.3    If Recipient becomes legally compelled or required to disclose any of the Confidential Information (including, without limitation, pursuant to the policies, methods, and procedures of the FERC, including the OASIS Standards of Conduct, or other Regulatory Authority), Recipient will provide the Disclosing Party with prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy. Recipient will furnish only that portion of the Confidential Information which its counsel considers legally required, and Recipient will cooperate, at the Disclosing Party’s expense, with the Disclosing Party’s counsel to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. It is further agreed that, if, in the absence of a protective order, Recipient is nonetheless required to disclose any Confidential Information, Recipient will furnish only that portion of the Confidential Information which its counsel considers legally required.

ARTICLE 18
AUDIT RIGHTS

Subject to the requirements of confidentiality under Article 17 of this Agreement, each Party shall have the right, during normal business hours, and upon prior reasonable notice to another Party, to audit one another's accounts and records pertaining to the Party's performance and/or satisfaction of obligations arising under this Agreement. Said audit shall be performed at the offices where such accounts and records are maintained and shall be limited to those portions of such accounts and records that relate to obligations under this Agreement.

ARTICLE 19
DISPUTES

The Dispute Resolution Procedures set forth in the MISO Tariff shall apply to all disputes arising under this Agreement.

ARTICLE 20
NOTICES

20.1    Any notice, demand or request required or permitted to be given by a Party to another and any instrument required or permitted to be tendered or delivered by a Party to another may be so given, tendered or delivered, as the case may be, by depositing the same in any United States Post Office with postage prepaid, for transmission by certified or registered mail, addressed to the Party, or personally delivered to the Party, at the address set out below:

To Transmission Owner:
Michigan Electric Transmission Company, LLC
27175 Energy Way
Novi, MI 48377
Attn: Legal Department - Contracts

To Consumers:
Consumers Energy Company

1945 W. Parnall Road
Jackson, Michigan 49201
Attn: Director of Staff - Energy Resources Business Services

To Transmission Provider:
Midcontinent Independent System Operator, Inc.
Attn: Manager, Interconnection Planning
701 City Center Drive
Carmel, IN 46032
20.2    The Parties shall use standard telephone circuits as the primary communication link for generation dispatch communications, including with respect to dispatching energy in the event of an Emergency and declaring unit capability. The Parties shall provide the names and telephone numbers of appropriate contact personnel, as are set forth in this Agreement or otherwise, to each other after this Agreement is executed and shall keep said listing of names and telephone numbers up to date.

ARTICLE 21
MISCELLANEOUS

21.1    Amendments

This Agreement may be amended by and only by a written instrument duly executed by the Parties hereto. No change or modification as to any of the provisions hereof shall be binding on any Party unless approved in writing and approved by the duly authorized officers of the Parties. Notwithstanding the foregoing, nothing contained herein shall be construed as affecting in any way the right of Transmission Provider, Transmission Owner or Consumers to unilaterally make application to the Commission for a change in rates, terms or conditions of service under Sections 205 and 206 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder. Transmission Provider reserves the right to file rate schedules with the Commission concerning any services Transmission Provider deems necessary for reliable and orderly bulk power system management, including but not limited to any standby or related services that may arise from a failure by Consumers to meet its schedule of deliveries across the assets covered by this Agreement.

21.2    Binding Effect

This Agreement and the rights and obligations hereof, shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

21.3    Counterparts

This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

21.4    Entire Agreement

This Agreement constitutes the entire agreement among the Parties hereto with reference to the subject matter hereof and its execution superseded all previous agreements, discussions, communications and correspondence with respect to said subject matter. The terms and conditions of this Agreement and every Exhibit referred to herein shall be amended, as mutually agreed to by the Parties, to comply with changes or alterations made necessary by a valid applicable order of any governmental regulatory authority, or any court, having jurisdiction hereof.

21.5    Governing Law
The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the applicable laws of the State of Michigan, exclusive of its conflict of laws principles.

21.6    Headings Not To Affect Meaning

The descriptive headings of the various Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.

21.7    Waivers

Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed a waiver or continuing waiver with respect to any subsequent default or other matter.

21.8    Termination of Predecessor Interconnection Agreement

On the Effective Date, the June 18, 2013 Amendment and Restatement of the Generator Interconnection Agreement between Transmission Provider, Transmission Owner and Consumers shall terminate and be replaced by this Agreement with regard to the Units covered by this Agreement, except insofar as necessary to resolve billing and related matters arising from service rendered and other events occurring before the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC, a Michigan limited liability company
By: ITC Holdings Corp., its manager

By:    /s/ Linda H. Blair

Title:    Executive Vice President & Chief Business Officer

CONSUMERS ENERGY COMPANY

By:        /s/ David B. Kehoe

Title:    Director of Staff - Energy Resources Business Services

MIDCONTINENT INDEPENDENT SYSTEM OPERATOR, INC.

By:    /s/ Jennifer Curran

Title:    Vice President, System Planning & Seams Coordination

EXHIBIT A - CONSUMERS GENERATION RESOURCES

		Summer	Winter
	Nameplate	Net	Net					AGC	Black
	Rated	Demonstrated	Demonstrated				AGC	Ramp	Start	Synch
Generating Unit	MVA (1)	MW Capability	MW Capability	Kilovolts	RPM	Cooling	Capable	MW/Min	Capable	Breaker(s)	Comments
Campbell 1	312.0	260.0	260.0	16.0	3,600	Hydrogen	Yes	3	No	199
Campbell 2	492.0	355.0	360.0	20.0	3,600	Water/Hydrogen	Yes	3	No	299
Campbell A	21.9	13.0	17.0	13.8	3,600	Air	No	0	No	C16	Returned to Service in February of 2015.
Cobb 4	184.0	158.0	160.0	18.0	3,600	Hydrogen	Yes	1	No	499	Tentatively retiring April 2016
Cobb 5	184.0	158.0	160.0	18.0	3,600	Hydrogen	Yes	1	No	599	Tentatively retiring April 2016
Gaylord 1	18.8	14.0	17.0	13.8	3,600	Air	No	0	No	116	Mothballed until February 2016.
Gaylord 2	18.8	14.0	17.0	13.8	3,600	Air	No	0	No	216	Mothballed until February 2016.
Gaylord 3	18.8	14.0	17.0	13.8	3,600	Air	No	0	No	316	Mothballed until February 2016.
Karn 1	336.0	255.0	255.0	16.0	3,600	Hydrogen	Yes	3	No	199
Karn 2	320.0	260.0	260.0	16.0	3,600	Hydrogen	Yes	3	No	299
Karn 3	814.7	638.0	638.0	26.0	3,600	Water/Hydrogen	Yes	6	No	28R8/28H9	AGC Ramp Rate: 6 is avg. 9 Mw/min 60 thr. 500 Mw, 3 Mw/min 500 thr. 580 Mw
Karn 4	835.0	638.0	638.0	26.0	3,600	Water/Hydrogen	Yes	6	No	32F7/32H9	AGC Ramp Rate: 6 is avg. 9 Mw/min 70 thr. 500 Mw, 3 Mw/min 500 thr. 580 Mw
Straits 1	25.0	5.0	10.0	13.8	3,600	Air	No	0	No	S16	Mothballed until February 2016.

Thetford 2	39.5	29.0	37.0	13.8	3,600	Air	No	0	No	216	Blackstart Resource until September 2015.
Thetford 3	39.5	30.0	37.0	13.8	3,600	Air	No	0	Yes	316	Blackstart Resource until May 2015.
Thetford 4	39.5	30.0	37.0	13.8	3,600	Air	No	0	Yes	416	Blackstart Resource until May 2015.
Weadock 7	202.0	155.0	155.0	18.0	3,600	Hydrogen	Yes	1	No	799	Tentatively retiring April 2016
Weadock 8	184.0	155.0	155.0	18.0	3,600	Hydrogen	Yes	1	No	899	Tentatively retiring April 2016

Whiting 1	125.0	102.0	102.0	14.4	3,600	Hydrogen	Yes	1	No	199	Tentatively retiring April 2016
Whiting 2	125.0	102.0	102.0	14.4	3,600	Hydrogen	Yes	1	No	299	Tentatively retiring April 2016
Whiting 3	156.3	122.0	124.0	15.5	3,600	Hydrogen	Yes	1	No	399	Tentatively retiring April 2016

Alcona Hydro 1	4.4	4.0	4.0	5.0	90	Air	NA	NA	No	116/166
Alcona Hydro 2	4.4	4.0	4.0	5.0	90	Air	NA	NA	No	216/166
Calkins Bridge Hydro 1	0.6	0.4	0.4	4.8	180	Air	NA	NA	No	116/166	Also known as Allegan Hydro
Calkins Bridge Hydro 2	1.1	0.9	0.9	4.8	120	Air	NA	NA	No	216/166	Also known as Allegan Hydro
Calkins Bridge Hydro 3	1.5	1.2	1.2	4.8	113	Air	NA	NA	No	316/166	Also known as Allegan Hydro
Cooke Hydro 1	3.3	1.5	1.5	2.5	180	Air	NA	NA	No	116/166
Cooke Hydro 2	3.3	3.0	3.0	2.5	180	Air	NA	NA	No	216/166
Cooke Hydro 3	3.3	3.0	3.0	2.5	180	Air	NA	NA	No	316/166
Croton Hydro 1	3.8	2.9	2.9	7.2	225	Air	NA	NA	No	116/246
Croton Hydro 2	3.8	2.9	2.9	7.2	225	Air	NA	NA	No	216/246
Croton Hydro 3	1.4	1.3	1.3	7.2	150	Air	NA	NA	No	316/246
Croton Hydro 4	1.6	1.3	1.3	7.2	150	Air	NA	NA	No	416/246
Five Channels 1	3.3	3.2	3.2	2.5	150	Air	NA	NA	No	116/166
Five Channels 2	3.3	3.2	3.2	2.5	150	Air	NA	NA	No	216/166
Foote Hydro 1	3.3	3.3	3.3	5.0	90	Air	NA	NA	No	116/366

Foote Hydro 2	3.3	3.3	3.3	5.0	90	Air	NA	NA	No	216/366
Foote Hydro 3	3.3	3.3	3.3	5.0	90	Air	NA	NA	No	316/366
Hodenpyl Hydro 1	8.9	9.2	9.2	7.5	120	Air	NA	NA	No	116/266
Hodenpyl Hydro 2	8.9	9.2	9.2	7.5	120	Air	NA	NA	No	216/266
Loud Hydro 1	2.2	2.2	2.2	2.5	120	Air	NA	NA	No	116/266
Loud Hydro 2	2.2	2.2	2.2	2.5	120	Air	NA	NA	No	216/266
Mio Hydro 1	2.7	2.2	2.2	2.5	80	Air	NA	NA	No	116/166
Mio Hydro 2	2.7	2.2	2.2	2.5	80	Air	NA	NA	No	216/166
Rogers Hydro 1	1.9	1.5	1.5	7.5	150	Air	NA	NA	No	116/166
Rogers Hydro 2	1.9	1.5	1.5	7.5	150	Air	NA	NA	No	216/166
Rogers Hydro 3	1.9	1.5	1.5	7.5	150	Air	NA	NA	No	316/166
Rogers Hydro 4	1.9	1.5	1.5	7.5	150	Air	NA	NA	No	416/166
Tippy Hydro 1	7.1	7.0	7.0	7.5	109	Air	NA	NA	No	116/266/126
Tippy Hydro 2	7.1	7.0	7.0	7.5	109	Air	NA	NA	No	216/266/126
Tippy Hydro 3	7.1	7.0	7.0	7.5	109	Air	NA	NA	No	316/266/126
Webber Hydro 1	3.3	2.3	2.3	7.2	164	Air	NA	NA	No	116/166
Webber Hydro 2	1.3	1.0	1.0	2.5	200	Air	NA	NA	No	216

Notes: (1) Rated MVA represents generator machine capability limits. Turbine or main transformer limits may be more restrictive.

EXHIBIT B - INTERCONNECTION ASSETS

General

The Parties agree that certain assets located at each of the electrical Substations at which Consumers’ Generation Resources are connected to the Transmission System are an integral part of the assets required by the Parties to provide services under their respective charters and that the physical partition would be impossible, impractical and wholly inconsistent with the purposes for which this Agreement is made. Said assets are deemed to be Jointly Owned Assets. In general, said assets include, but in some of the electrical Substations shall not be limited to, the following:

Foundations	All foundations not identified as belonging to a specific piece of assets in the Plant Accounting Records.

Structures	All steel support structures.

Station wiring	All buswork, control cables, batteries, battery chargers and ground grids.

Fencing	All chain-link fencing surrounding or used within the specific electrical Substation.

Control house	Any building located within the Substation used to house relaying, controls or telemetry equipment beneficial to and used by both Parties.

Stone	All stone used in the Substation yards, driveways and drains.

At each of the substations listed in this Exhibit B, an allocated percentage of the Jointly Owned Assets is determined for each Party hereto, in accordance with the provisions of this Agreement

For each of the electrical Substations at which Consumers’ Generation Resources are connected to the Transmission System, the specific assets allocated to and owned by Consumers are identified below as Consumers’ Interconnection Assets. In certain 345 kV Substations, specific breakers and associated assets that have been designated for operation by Consumers are also specifically identified as Transmission Owner’s Interconnection Assets.

Some of the electrical Substations containing Interconnection Assets also contain Distribution System assets owned by Consumers. Unless said Distribution System assets are directly involved in the connection of Consumers’ Generation Resources to the Transmission System, they are not described in the description of assets that follow.

The balance of the assets in each electrical Substation are allocated to and owned by the Transmission Owner and considered a part of the Transmission System.

Wiring Diagrams (WDs) will be updated continuously in each Party’s Drawing Management System (DMS) which is shared between the Parties and approved in writing by the Local Distribution Company to show changes in ownership. For current ownership (reflecting ownership changes since July 24, 2008), see the WDs in the DMS.

Exhibit B - Table 1
Jointly Owned Asset Ownership by Percent of Major Equipment
Addendum 5 - Final 09/08/15

Substations
Jointly Owned Assets
Percentage Split by Major Equipment Count
(Substations with 100% ownership by Major Equipment Count Not Included)

Substation Name	Distribution	Transmission	Generation Owned by Local Distribution Company	Third-Party Assets	Last Revision Date
Campbell 138 kV 1	0.00	64.28	35.24	0.48	08/16/12
Cobb Plant	47.22	25.00	27.78		04/29/02
Gaylord	44.44	44.44	11.12		01/01/10
Karn Plant	0.00	63.64	36.36		01/01/10
Morrow	63.33	30.00	6.67		08/16/12
Thetford	0.00	92.00	8.00		04/29/02
Weadock	35.14	24.32	40.54		01/01/10
Whiting	28.57	28.57	42.86		08/16/12

--________________________
1 At 120 kV and above, third-party related assets will be included as part of the Transmission assets for purposes of making this calculation. Also, the third party may share in the financial responsibility associated with O&M activities.

Changes, relative to previous revisions (addendums), are shown in bold type.
Major equipment is defined in Section 5.4 of the GIA.Generator Connections located at Substations in the Transmission System

Campbell 1&2 Plant

The Campbell 1&2 Plant consists of three generating Units, known as Unit 1 (consisting of generators 1A and 1B), Unit 2 and Unit A. (The Campbell 3 Plant is located at the same site, but has separate interconnection facilities and is covered by a separate generator interconnection agreement.)

The Connection Point for Units 1, 2 and A are in the Campbell 138 kV Substation (see Wiring Diagram #93, Sheet 31 attached).

The Points of Receipt for all the Units in the Campbell 1&2 Plant are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets

Consumers’ owns the following assets at the Campbell 138 kV Substation (Wiring Diagram #93, Sheet 31):

Transformer Bank    No. A (located outside of substation; not included in JOA calc)

Circuit Breakers	Nos. 199, 299, 799, 899*, 999 and 16A (16A is rated < 23kV and not considered major equipment per GIA definition).

Switches	Nos. 99A, 195, 196, 295, 296, 709, 793, 795, 796, 809*, 893*, 895*, 896*, 909, 993, 995 and 996

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above and to the main or transfer buswork

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above
Foundations        All foundations supporting the Circuit Breakers identified above

* Jointly Owned asset with Michigan Public Power Agency (4.8%) and Wolverine Power Supply Cooperative (1.8%)

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the Campbell 138 kV Substation (Wiring Diagram #93, Sheet 31):

Transformer Bank    No. 5
Circuit Breakers    Nos. 148, 188, 288, 388, 488, 500, 566 and 588

Switches	Nos. 108, 144, 145, 146, 184, 185, 186, 208, 284, 285, 286, 308, 384, 385, 386, 408, 484, 485, 486, 505, 506, 508, 509, 545, 546, 564, 584, 585, 586, 1020 and 1121

Circuit Connections	All wire, cable or bus work electrically connecting the switches identified above to the Circuit Breakers identified above and to the main or transfer bus work

Relay and Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Circuit Breakers identified above

Jointly Owned Assets - Percentage Split by Major Equipment Count

Campbell 138 kV Substation - See Exhibit B - Table 1

CEII MATERIAL

Cobb Generating Plant Complex

The Cobb Generating Plant Complex consists of five generating Units, known as Units 1 through 5, respectively.

The Connection Points for Units 1 through 5 are in the BC Cobb Plant Substation (see Wiring Diagram #240, Sheet 31 attached).

The Points of Receipt for all the Units in the Cobb Generating Plant Complex are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets

Consumers owns the following assets at the BC Cobb Plant Substation (Wiring Diagram #240, Sheet 31):

Transformer Banks    Nos. 1, 2, 3, 4, 5, 7 and 8

Capacitor Banks     Nos. 1 and 2

Circuit Breakers	Nos. 100, 188, 199, 288, 299, 399, 499, 599, 766, 799, 866, 899, 1177, 1188, 1288, 1388, 1488 and 1688

Switches
Nos. 102, 104, 152, 156, 184, 185, 186, 193, 195, 196, 200, 252, 256, 284, 285, 286, 293, 295, 296, 393, 395, 396, 493, 495, 496, 593, 595, and 596, 709, 762, 764, 765, 793, 795, 796, 809, 862, 864, 865, 893, 895, 896, 1171, 1173, 1175, 1182, 1184, 1185, 1282, 1284, 1285, 1323, 1382, 1384, 1385, 1482, 1484, 1485, 1588, 1682, 1684, 1685, 1788, 1888, 2333, 7732-1, 7736-1, 8826-2, 8832-2 and 8836-2

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above and to the main buswork.

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformers and Circuit Breakers identified above

Auxiliary Power	All 2400 Volt station power assets shown in the attached Wiring Diagram #240

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the BC Cobb Plant Substation (Wiring Diagram #240, Sheet 31):

Circuit Breakers	Nos. 148, 377, 488, 500, 588, 688, 788, 888 and 988

Switches	Nos. 144, 145, 146, 307, 373, 375, 376, 408, 484, 485, 486, 505, 506, 508, 584, 585, 586, 608, 684, 685, 686, 708, 784, 785, 786, 808, 884, 885, 886, 908, 984, 985, 986, 1020, 1121, 2030 and 2131

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above and to the main buswork.

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Circuit Breakers identified above

Jointly Owned Assets - Percentage Split by Major Equipment Count

Cobb Plant Substation -See Exhibit B - Table 1

CEII MATERIAL

Gaylord Generating Plant Complex

The Gaylord Generating Plant Complex consists of five combustion turbine generating Units, known as Units 1 through 5, respectively.

The Connection Points for Units 1 through 5 are in the Gaylord Generating Substation (see Wiring Diagram #495, Sheet 31 attached).

The Points of Receipt for all the Units in the Gaylord Generating Plant Complex are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets

Consumers owns the following assets at the Gaylord Generating Substation (Wiring Diagram #495, Sheet 31):

Transformer Banks    Nos. 1, 2* and 3* (*located outside of substation; not included in JOA calc)

Circuit Breakers	Nos. A16*, 116*, 146, 166, 199, 216*, 316*, 416* and 1288 (*located outside of substation; not included in JOA calc)

Switches	Nos. 3,142, 144, 145, 162, 164, 165, 191, 193, 195, 299, 399, 1282 and 1284

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformers and Circuit Breakers identified above

Auxiliary Power	All station power assets shown in the attached Wiring Diagram #495, Sheet 31

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the Gaylord Generating Substation (Wiring Diagram #495, Sheet 31):

Capacitor Bank	No. 3

Circuit Breakers	Nos. 356, 377 and 477

Switches	Nos. 352, 371, 373, 382, 384, 471and 473

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Circuit Breakers identified above
Jointly Owned Assets - Percentage Split by Major Equipment Count

Gaylord Generating Substation - See Exhibit B - Table 1

CEII MATERIAL

Karn Generating Plant Complex

The Karn Generating Plant Complex consists of four generating Units, known as Units 1 (consisting of generators 1A and 1B), Unit 2 (consisting of generators 2A and 2B, Unit 3 and Unit 4.

The Connection Point for Units 1 and 2 are in the DE Karn Plant 138 kV Substation (see Wiring Diagram #695, Sheet 31 attached). The Connection Point for Units 3 and 4 are in the Hampton 345 kV Substation (see Wiring Diagram #1327, Sheet 31 attached).

The Points of Receipt for all the Units in the DE Karn Generating Plant Complex are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets

Consumers owns the following assets at the DE Karn 138 kV Substation (Wiring Diagram #695, Sheet 31):

Transformer Banks	Nos. 1 and 2 (located outside the substation; not included in JOA calc)
Circuit Breakers    Nos. 199, 299, 799 and 899

Switches	Nos. 136A, 136B, 195, 196, 236A, 236B, 295, 296, 793, 795, 796, 893, 895, and 896

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above and to the main or transfer buswork

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above
Foundations        All foundations supporting the Circuit Breakers identified above

Auxiliary Power	All 480 Volt and 4160 Volt station power assets shown in the attached Wiring Diagram #695, Sheet 31

Transmission Owner’s Interconnection Assets

Transmission Owner owns the following assets at the DE Karn 138 kV Substation (Wiring Diagram #695, Sheet 31):

Circuit Breakers    Nos. 148, 188, 388, 488, 500, 588 and 988

Switches	Nos. 108, 144, 145, 146, 184, 185, 186, 308, 384, 385, 386, 408, 484, 485, 486, 505, 506, 508, 584, 585, 586, 709, 809, 908, 984, 985, 986, 2030 and 2131

Circuit Connections	All wire, cable or buswork electrically connecting the switches identified above to the Circuit Breakers identified above and to adjacent buswork

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above
Foundations        All foundations supporting the Circuit Breakers identified above

Jointly Owned Assets - Percentage Split by Major Equipment Count
Karn Plant Substation - See Exhibit B - Table 1

CEII MATERIAL

CEII MATERIAL

Morrow Generating Plant Complex

The Morrow Generating Plant Complex consists of two combustion turbine generating Units, known as Units A and B.

The Connection Points for both Units A and B are in the Morrow Substation (see Wiring Diagram #190, Sheet 31, attached).

The Points of Receipt for the Units in the Morrow Generating Plant Complex are deemed to be the Connection Points.

Consumers’ Interconnection Assets

Consumers’ owns the following assets at the Morrow Substation (Wiring Diagram #190, Sheet 31):

Transformer Banks	No. 1, 2, 4 and 5

Circuit Breakers	Nos. 100, 156, 166, 199, 256, 266, 299, 566, 499, 16A,16B, 599, 1077, 1188, 1388, 1488, 1588, 1688 and 1788

Switches
Nos. 102, 104, 109, 162, 164, 165, 191, 193, 195, 196, 209, 252, 262, 264, 265, 291, 293, 295, 296, 300, 509, 562, 564, 565, 591, 593, 595, 596, 1071, 1073, 1075, 1182, 1184, 1185, 1323, 1382, 1384, 1385, 1482, 1484, 1485, 1582, 1584, 1585, 1682, 1684, 1685, 1782, 1784, 1785 and 2333

Capacitors        Nos. 1 and 2

Circuit Connections	All wire, cable or buswork electrically connecting the Transformers, Circuit Breakers and Switches identified above

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformers and Circuit Breakers identified above

Auxiliary Power	All 480 Volt station power assets shown in the attached Wiring Diagram #190, Sheet 31

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the Morrow Substation (Wiring Diagram #190, Sheet 31):

Circuit Breakers    Nos. 177, 288, 377, 388, 500, 588, 677, 888 and 988

Switches
Nos. 107, 171, 173, 175, 176, 208, 282, 284, 285, 286, 307, 308, 371, 373, 375, 376, 382, 384, 385, 386, 501, 502, 503, 504, 505, 506, 508, 582, 584, 585, 586, 607, 671, 673, 675, 676, 882, 884, 885, 886, 982, 984, 985 and 986

Circuit Connections	All wire, cable or buswork electrically connecting the Circuit Breakers and Switches identified above

Relay and Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Circuit Breakers identified above

Third Party Owned Assets

None

Jointly Owned Assets - Percentage Split by Major Equipment Count

Morrow Substation - See Exhibit B - Table 1

CEII MATERIAL

Thetford Generating Plant Complex

The Thetford Generating Plant Complex consists of nine combustion turbine generating Units, known as Units 1 through 9, respectively.

The Connection Points for Units 1 through 9 are in the Thetford Substation (see Wiring Diagram #1000, Sheet 31 attached).

The Points of Receipt for all the Thetford Units are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets

Consumers owns the following assets at the Thetford Substation (Wiring Diagram #1000, Sheet 31):

Transformer Banks	Nos. 5, 6-1, 6-2 and 7
Circuit Breakers    Nos. 13B7, 13W8, 116, 216, 316, 416, 516, 616, 716, 816 and 916
Switches        Nos. 13B1, 13B3, 13M5, 13W2, 13W4, 591, 691-1, 691-2 and 791

Circuit Connections	All wire, cable or buswork electrically connecting the Transformer Banks, Circuit Breakers and Switches identified above

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformers and Circuit Breakers identified above

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the Thetford Substation (Wiring Diagram #1000, Sheet #31):

Transformer Banks	Nos. 3 and 4

Circuit Breakers	Nos. 6B7, 6M9, 6W8, 7B7, 7M9, 7W8, 9B7, 9M9, 9W8, 11B7, 11M9, 11W8, 27F7, 27H9, 27R8, 31F7, 31H9, 31R8, 33F7, 33H9 and 33R8

Switches
Nos. 6B1, 6B3, 6M5, 6M6, 6W2, 6W4, 7B1, 7B3, 7M5, 7M6, 7W2, 7W4, 9B1, 9B3, 9M5, 9M6, 9W2, 9W4, 11B1, 11B3, 11M5, 11M6, 11W2, 399, 499, 11W4, 27F1, 27F3, 27H5, 27H6, 27R2, 27R4, 31F1, 31F3, 31H5, 31H6, 31R2, 31R4, 33F1, 33F3, 33H5, 33H6, 33R2, 33R4 and 35R2

Circuit Connections	All wire, cable or buswork electrically connecting the Transformer Banks, Circuit Breakers and Switches identified above

Relay and Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformers and Circuit Breakers identified above

Jointly Owned Assets - Percentage Split by Major Equipment Count

Thetford Substation - See Exhibit B - Table 1

CEII MATERIAL

Weadock Generating Plant Complex

The Weadock Generating Plant Complex consists of three generating Units, known as Units 7, 8 and A.

The Connection Points for Units 7, 8 and A1 are in the John C Weadock Substation (see Wiring Diagram #195, Sheet 31 attached). These Units are currently in service. In addition, there are six other units, known as Units 1 through 6, which have been retired from service, but are still in place. Those assets are also described below, should the Units be restored to service in the future.

The Points of Receipt for all the Units currently in service at the Weadock Generating Plant Complex are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets (for Units In Service)

Consumers owns the following assets at the John C Weadock Substation (Wiring Diagram #195, Sheets 2 and 31):

Transformer Banks	Nos. 1, 2, 7, 8, 9 and 10

Circuit Breakers	Nos. 66A, 100, 136, 166, 199, 236, 266, 299, 300, 736C, 799, 899, 966, 999, 1066, 1088, 1099, 1188, 1288 and 1388

Switches
Nos. 62A, 64A, 102, 104, 105, 106, 132, 134, 135, 152, 156, 162, 164, 165, 195, 196, 200, 232, 234, 235, 252, 256, 262, 264, 265, 295, 296, 302, 304, 306, 400, 732C, 734C, 735C, 736A, 736B, 795, 796, 836A, 836B, 895, 896, 962, 964, 965, 991, 993, 995, 996, 1062, 1064, 1065, 1082, 1084, 1085, 1091, 1093, 1095, 1096, 1182, 1184, 1185, 1282, 1284, 1285, 1382, 1384 and 1385

Capacitors        1 and 2

Circuit Connections	All wire, cable or buswork electrically connecting the Switches identified above to the Circuit Breakers identified above and to the main buswork.

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformer Banks and Circuit Breakers identified above

Auxiliary Power	All 480 Volt and 4160 Volt station power assets shown in the attached Wiring Diagram #195, Sheet 31

Consumers’ Interconnection Assets (for Units Retired in Place)

Consumers owns the following assets at the John C Weadock Substation (Wiring Diagram #195, Sheet 31):

Transformer Banks    Nos. 5 and 6
Circuit Breakers    Nos. 99A, 116, 216, 316, 336, 416 and 436

Switches	Nos. 93A, 112, 114, 212, 214, 312, 314, 332, 412, 414, 432, 516, 536 and 616

Circuit Connections	All wire, cable or buswork electrically connecting the Switches identified above to the Circuit Breakers identified above and to the main buswork.

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformer Banks and Circuit Breakers identified above

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the John C Weadock Substation (Wiring Diagram #195, Sheet 31):

Circuit Breakers    Nos. 148, 188, 288, 388, 488, 500, 588, 688 and 788

Switches
Nos. 108, 142, 144, 145, 146, 182, 184, 185, 186, 208, 282, 284, 285, 286, 308, 382, 284, 385, 386, 408, 482, 484, 485, 486, 505, 506, 508, 582, 584, 585, 586, 608, 682, 684, 685, 686, 708, 782, 784, 785, 786, 900, 1020,1121, 2030, 2131, 3040, 3141, 4050 and 4151

Circuit Connections	All wire, cable or buswork electrically connecting the Switches identified above to the Circuit Breakers identified above and to the main buswork

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Circuit Breakers identified above

Jointly Owned Assets - Percentage Split by Major Equipment Count

John C Weadock Substation - See Exhibit B - Table 1

CEII MATERIAL

Whiting Generating Plant Complex

The Whiting Generating Plant Complex consists of four generating Units, known as Units 1, 2, 3 and A.

The Connection Points for Units 1, 2, 3 and A are in the Whiting Substation (see Wiring Diagram #400, Sheet 31attached). Units 1, 2 and 3 are connected to the 138 kV buswork and Unit A is connected to the 46 kV buswork

The Points of Receipt for all the Units in the Whiting Generating Plant Complex are deemed to be the respective Connection Points.

Consumers’ Interconnection Assets

Consumers owns the following assets at the Whiting Substation (Wiring Diagram #400, Sheet 31):

Transformer Banks	Nos. 1, 2, 3, 5, 7 and A (TB # A located outside of substation; not included in JOA calc)

Circuit Breakers	Nos. 16A (located outside switchyard; not included in JOA calc), 46A, 199, 299, 399, 599, 766, 799, 1188 and 1288

Switches	Nos. 42A, 44A, 45A, 99A, 105, 156, 191, 193, 195, 196, 291, 293, 295, 296, 391, 393, 395, 396, 591, 593, 79T1, 762, 764, 765, 795, 796, 1182, 1184, 1185, 1282, 1284, 1285

Capacitor Bank	No 1

Circuit Connections
All wire, cable or buswork electrically connecting the Transformer Banks, Circuit Breakers and Switches identified above to each other, as appropriate, to the main buswork and to the Auxiliary Power assets

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformer Banks and Circuit Breakers identified above

Auxiliary Power	All 480 Volt and 2400 Volt station power assets shown in the attached Wiring Diagram #400, Sheet 31

Transmission Owner Interconnection Assets

Transmission Owner owns the following assets at the Whiting Substation (Wiring Diagram #400, Sheet 31):

Transformer Bank     No. 8
Circuit Breakers    Nos. 500, 688, 788,899 and 988

Switches	Nos. 501, 502, 503, 504, 505, 506, 608, 682, 684, 685, 686, 785, 786, 866, 895, 896, 908, 982, 984, 985 and 986

Circuit Connections	All wire, cable or buswork electrically connecting the Transformer Banks, Circuit Breakers and Switches identified above to each other, as appropriate, to the main buswork

Relay & Controls	All relays and controls associated with the Circuit Breakers identified above

Foundations	All foundations supporting the Transformer Bank and Circuit Breakers identified above

Jointly Owned Assets - Percentage Split by Major Equipment Count

Whiting Substation - See Exhibit B - Table 1

CEII MATERIAL

EXHIBIT C

Generator Connections located in Consumers’ Distribution System

The following Units are connected indirectly to the Transmission System and do not have specific connection data listed herein.

Alcona Hydro Generating Plant, Units 1 and 2
Calkins Bridge “Allegan” Hydro Generating Plant, Units 1, 2 and 3
Cooke Hydro Generating Plant, Units 1. 2 and 3
Croton Hydro Generating Plant, Units 1, 2, 3 and 4

Five Channels Generating Plant, Units 1 and 2
Foote Hydro Generating Plant, Units 1, 2 and 3
Hodenpyl Hydro Generating Plant, Units 1 and 2
Loud Hydro Generating Plant, Units 1 and 2
Mio Hydro Generating Plant, Units 1 and 2
Rogers Hydro Generating Plant, Units 1, 2, 3 and 4
Straits Combustion Turbine Generating Unit 1
Tippy Hydro Generating Plant, Units 1, 2 and 3
Webber Hydro Generating Plant, Units 1 and 2

Consumers Energy Generator Connections Covered under Other Interconnection Agreements

The following Units are covered under their own GIAs and do not have specific connection data listed herein.

Campbell Generating Plant, Unit 3.

Hardy Hydro Generating Plant, Units 1, 2 and 3.

Zeeland Power Plant

Ludington Units 1,2,3,4,5 and 6.